CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Advanced Logic Research, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 33-59763) on Form S-8 of Advanced Logic Research, Inc. of our report dated November 2, 1995, relating to the consolidated balance sheets of Advanced Logic Research, Inc. as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended September 30, 1995, which report appears in the September 30, 1995 Annual Report on Form 10-K of Advanced Logic Research, Inc.


KPMG Peat Marwick LLP

Orange County, California
December 21, 1995